Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-180045) and Form S-8 (Nos. 333-185354, 333-168731, 333-147952, 333-155581, and 333-106762) of Southwest Gas Corporation of our report dated February 27, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada

February 27, 2013